Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty® Announces Pricing of $600 Million Aggregate Principal Amount
of 3.200% Notes due 2032

JERICHO, N.Y., February 15, 2022 – Kimco Realty® (NYSE: KIM) (“Kimco Realty” or the “Company”) today announced the pricing of its public offering of $600 million aggregate principal amount of 3.200% notes due 2032 (the “notes”) with an effective yield of 3.297%, maturing April 1, 2032. The offering is expected to settle on February 25, 2022, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering, as well as cash on hand, to redeem all of its outstanding 3.400% Senior Notes due 2022 and any additional proceeds will be used for general corporate purposes, including, but not limited to, funding for suitable investments and redevelopment opportunities.

Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC served as joint book-running managers for the notes. BMO Capital Markets Corp., Mizuho Securities USA LLC, PNC Capital Markets LLC, Regions Securities LLC and U.S. Bancorp Investments, Inc. served as senior co-managers for the notes. BofA Securities, Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Samuel A. Ramirez & Company, Inc., Scotia Capital (USA) Inc. and Truist Securities, Inc. served as co-managers for the notes.

The offering of the notes is being made pursuant to an effective shelf registration statement, prospectus and related prospectus supplement. Copies of the prospectus supplement and the base prospectus, when available, may be obtained by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Barclays Capital Inc. toll-free at 1-888-603-5847, BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or J.P. Morgan Securities LLC collect at 1-212-834-4533. Investors may also obtain these documents for free by visiting EDGAR on the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Kimco Realty®

Kimco Realty® (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers and mixed-use assets. The Company’s portfolio is primarily concentrated in the first-ring suburbs of the top major metropolitan markets, including those in high barrier-to-entry coastal markets and rapidly expanding Sun Belt cities, with a tenant mix focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Kimco Realty is also committed to leadership in environmental, social and governance (ESG) issues and is a recognized industry leader in these areas. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the Company has specialized in shopping center ownership, management, acquisitions, and value enhancing redevelopment activities for more than 60 years. As of December 31, 2021, the Company owned interests in 541 U.S. shopping centers and mixed-use assets comprising 93.3 million square feet of gross leasable space.

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

 Safe Harbor Statement

The statements in this news release reflect the Company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) pandemics or other health crises, such as coronavirus disease 2019 (“COVID-19”), (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) the Company's failure to realize the expected benefits of the acquisition of Weingarten Realty Investors (the “Merger”), (x) significant transaction costs and/or unknown or inestimable liabilities related to the Merger, (xi) the risk of shareholder litigation in connection with the Merger, including any resulting expense, (xii)risks related to future opportunities and plans for the combined company, including the uncertainty of expected future financial performance and results of the combined company following the Merger, (xiii) the possibility that, if the Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial analysts or investors, the market price of the Company’s common stock could decline, (xiv) valuation and risks related to the Company’s joint venture and preferred equity investments, (xv) valuation of marketable securities and other investments, including the shares of Albertsons Companies, Inc. common stock held by the Company, (xvi) increases in operating costs, (xvii) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xviii) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (xix) impairment charges, (xx) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity and (xxi) the other risks and uncertainties identified under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2020, as supplemented by the risks and uncertainties identified under Item 1A, “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and our subsequently filed reports with the SEC. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:
David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corporation
1-866-831-4297
dbujnicki@kimcorealty.com